ITEM 77Q(a) - COPIES OF ALL MATERIAL AMENDMENTS TO THE
REGISTRANT'S CHARTER OR BY-LAWS

FEDERATED MDT STOCK TRUST

Amendment No. 7
to the
AMENDED & RESTATED
DECLARATION OF TRUST

Dated May 19, 2000


	This Declaration of Trust is amended as follows:

	Strike the first paragraph of Section 5 -
Establishment and Designation of Series or Class, of
Article III - BENEFICIAL INTEREST from the Declaration of
Trust and substitute in its place the following:
      Section 5.  Establishment and Designation of Series
or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

Federated MDT Stock Trust
Class A Shares
Institutional Shares
Service Shares

	The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 13th day of February, 2014, to become effective on April 30, 2014.

	Witness the due execution this 13th day of February, 2014.



/s/ John F. Donahue
John F. Donahue

/s/ Charles F. Mansfield, Jr.
Charles F. Mansfield, Jr.

/s/ John T. Collins
John T. Collins

/s/ Thomas M. O'Neill
Thomas M. O'Neill

/s/ J. Christopher Donahue
J. Christopher Donahue

/s/ P. Jerome Richey
P. Jerome Richey

/s/ Maureen Lally-Green
Maureen Lally-Green

/s/ John S. Walsh
John S. Walsh

/s/ Peter E. Madden
Peter E. Madden